METHODE ELECTRONICS, INC. REPORTS FISCAL 2015 SECOND-QUARTER SALES GROWTH OF 20 PERCENT AND INCOME FROM OPERATIONS GROWTH OF 60 PERCENT

Earnings Per Share Increased 29 Percent Despite Higher Income Tax Rate
Fiscal 2015 Income Guidance Increased

Chicago, IL -December 11, 2014 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2015 second quarter and six months ended November 1, 2014.

Second-Quarter Fiscal 2015
Methode's second-quarter Fiscal 2015 net sales grew $38.8 million, or 20.3 percent, to $229.7 million from $190.9 million in the same quarter of Fiscal 2014.

Net income increased $6.2 million to $26.0 million, or $0.66 per share, in the second quarter of Fiscal 2015 from $19.8 million, or $0.51 per share, in the same period of Fiscal 2014.

Year over year, Fiscal 2015 second-quarter net income benefitted from:

•	higher sales volumes in the Automotive and Power Products segments;

•	increased manufacturing efficiencies due to higher sales in the Automotive and Power Products segments;

•	reimbursement related to the cancellation of a program in the Automotive segment of $1.3 million; and

•
increased manufacturing efficiencies, non-recurring price increases on legacy products and other improvements at Advanced Molding & Decorating (AMD), the Company’s captive molding business, of $0.6 million.

Year over year, Fiscal 2015 second-quarter net income was negatively affected by:

•	higher income tax expense of $7.3 million;

•	increased compensation, legal, travel and other general expenses of $5.7 million; and

•	lower sales volumes in the Interface segment.

Consolidated gross margins as a percentage of net sales improved to 26.2 percent in the Fiscal 2015 second quarter compared to 21.7 percent in the Fiscal 2014 period as a result of increased manufacturing efficiencies related to higher sales primarily in North America and Asia and increased production at the Company’s lower-cost Egyptian manufacturing facility in the Automotive segment, reimbursement related to the cancellation of a program in the Automotive segment, increased manufacturing efficiencies, non-

Methode Electronics, Inc. Reports Fiscal 2015 Second-Quarter Financial Results

recurring price increases and other improvements at AMD, as well as a higher sales, a favorable sales mix and improved manufacturing efficiencies in the Power Products segment, partially offset by lower sales and an unfavorable sales mix in the Interface segment.

Selling and administrative expenses as a percentage of net sales increased to 11.1 percent for the Fiscal 2015 second quarter compared to 10.3 percent in the same period last year. Selling and administrative expenses increased $5.7 million, or 28.9 percent, to $25.4 million in the Fiscal 2015 second quarter compared to $19.7 million in the prior-year second quarter due primarily to higher salary, bonus, legal, travel and other general and performance-based compensation expenses.

Income from operations increased $13.1 million, or 60.4 percent, to $34.8 million for the Fiscal 2015 second quarter, compared to $21.7 million in the prior-year period, due primarily to increased sales volumes and manufacturing efficiencies, partially offset by increased selling and administrative expenses.

In the Fiscal 2015 second quarter, income tax expense increased $7.3 million to $8.7 million from $1.4 million in the Fiscal 2014 second quarter due to a reversal of a valuation allowance against the deferred tax assets in the U.S. in the Fiscal 2014 fourth quarter. The Company’s effective tax rate increased to 25.1 percent in the Fiscal 2015 second quarter compared to 6.6 percent in the prior-year second quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2015 second quarter to the same period of Fiscal 2014,

•	Net sales increased 31.5 percent attributable to

•
a 59.5 percent sales improvement in North America due to higher volume of the General Motors' center console program, as well as higher volume for the Ford center console program, non-recurring price increases at AMD, as well as higher demand for transmission lead frame assembly products; and

•	a 21.1 percent sales increase in Asia primarily driven by higher demand for transmission lead frame assembly products; partially offset by

•	a 6.3 percent sales decrease in Europe attributable to currency rate fluctuations, lower tooling sales and volume of hidden switch products sales.

•
Gross margins as a percentage of sales improved to 25.9 percent from 19.1 percent due to increased efficiencies as a result of higher sales and increased production primarily in North America and Asia, reimbursement related to the cancellation of a program, increased manufacturing efficiencies, non-recurring price increases and other improvements at AMD, as well as increased production at the Company’s lower-cost Egyptian manufacturing facility.

•
Income from operations increased 102.3 percent due to higher sales, improved manufacturing efficiencies and lower legal expenses, partially offset by higher compensation, employee recruitment fees and travel expenses.

Comparing the Interface segment's Fiscal 2015 second quarter to the same period of Fiscal 2014,

•	Net sales decreased 8.4 percent attributable to

•	a 32.4 percent sales decline in Asia due to lower radio remote control volume and the planned exit of a product line; and

•	a 7.7 percent sales decrease in North America as a result of lower radio remote control and appliance volume, partially offset by stronger data solutions products sales; partially offset by

•	a 1.8 percent sales increase in Europe attributable to higher demand for radio remote control products, partially offset by lower data solutions products volume.

•	Gross margins as a percentage of sales declined to 25.9 percent from 26.6 percent due primarily to lower appliance sales and data solutions products mix.

Methode Electronics, Inc. Reports Fiscal 2015 Second-Quarter Financial Results

•	Income from operations declined 35.1 percent due to lower sales volumes, unfavorable sales mix and increased legal, compensation, travel and professional fees expenses.

Comparing the Power Products segment's Fiscal 2015 second quarter to the same period of Fiscal 2014,

•	Net sales improved 15.5 percent attributable to

•	a 24.1 percent sales increase in North America driven by higher datacom products volume; and

•	a 23.9 percent sales improvement in Asia due to higher demand for datacom products, busbar and cabling assemblies; partially offset by

•	a 24.2 percent sales decrease in Europe primarily as a result of lower volume of a bypass switch product.

•	Gross margins as a percentage of sales increased to 31.9 percent from 28.3 percent due to increased sales and favorable sales mix, as well as manufacturing efficiencies in North America and in Asia.

•	Income from operations improved 36.6 percent due to increased sales, favorable sales mix, manufacturing efficiencies and lower development costs, partially offset by higher compensation costs.

Six-Month Fiscal 2015
Methode's six-month Fiscal 2015 net sales grew $89.6 million, or 25.0 percent, to $447.8 million from $358.2 million in the same period of Fiscal 2014.

Net income increased $13.9 million to $47.4 million, or $1.21 per share, in the first half of Fiscal 2015 from $33.5 million, or $0.87 per share, in the same period of Fiscal 2014.

Year over year, Fiscal 2015 six-month net income benefitted from:

•	higher sales volumes in the Automotive and Power Products segments;

•	increased manufacturing efficiencies due to higher sales in the Automotive and Power Products segments;

•	reimbursement related to the cancellation of a program in the Automotive segment of $1.3 million; and

•	increased manufacturing efficiencies, non-recurring price increases on legacy products and other improvements at AMD of $0.9 million.

Year over year, Fiscal 2015 six-month net income was negatively affected by:

•	higher income tax expense of $13.0 million;

•	increased compensation, legal, travel and other general expenses of $9.1 million; and

•	lower sales volumes in the Interface segment.

Consolidated gross margins as a percentage of sales improved to 24.7 percent in the Fiscal 2015 first half compared to 21.0 percent in the Fiscal 2014 period as a result of increased manufacturing efficiencies related to higher sales, increased production at the Company’s lower-cost Egyptian manufacturing facility in the Automotive segment, increased manufacturing efficiencies, non-recurring price increases and other improvements at AMD, as well as a higher sales, a favorable sales mix and improved manufacturing efficiencies in the Power Products segment, partially offset by lower sales and an unfavorable sales mix in the Interface segment.

Selling and administrative expenses as a percentage of net sales decreased to 10.6 percent for the Fiscal 2015 six months compared to 10.7 percent in the same period last year. Selling and administrative expenses increased $9.1 million, or 23.6 percent, to $47.6 million in the Fiscal 2015 first half compared to

Methode Electronics, Inc. Reports Fiscal 2015 Second-Quarter Financial Results

$38.5 million in the prior-year period due primarily to higher compensation, legal, travel and other general and performance-based compensation expenses.

Income from operations increased $26.1 million, or 70.7 percent, to $63.0 million for the Fiscal 2015 six months, compared to $36.9 million in the prior-year period due primarily to increased sales volumes and manufacturing efficiencies, partially offset by increased selling and administrative expenses.

In the Fiscal 2015 six months, income tax expense increased $13.0 million to $15.7 million from $2.7 million in the Fiscal 2014 period due to a reversal of a valuation allowance against the deferred tax assets in the U.S. in the Fiscal 2014 fourth quarter. Due to the reversal, the Company’s effective tax rate increased to 24.9 percent in the Fiscal 2015 first half compared to 7.5 percent in the same period of last year.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2015 first half to the same period of Fiscal 2014,

•	Net sales increased 40.1 percent attributable to

•
a 79.1 percent sales improvement in North America due to higher volume of the General Motors' center console program, as well as higher volumes of transmission lead frame assembly products and non-recurring price increases at AMD, partially offset by lower sales of the Ford center console program;

•	a 9.2 percent sales improvement in Asia primarily driven by higher demand for transmission lead frame assembly and steering angle sensor products; and

•	a 2.1 percent sales increase in Europe attributable to higher hidden switch products volume.

•
Gross margins as a percentage of sales improved to 24.4 percent from 18.5 percent due to increased efficiencies as a result of higher sales and increased production, primarily in North America and Asia, reimbursement related to the cancellation of a program, increased manufacturing efficiencies, non-recurring price increases and other improvements at AMD, as well as increased production at the Company’s lower-cost manufacturing facility.

•
Income from operations increased 113.3 percent due to higher sales, improved manufacturing efficiencies and lower legal expenses, partially offset by higher salary, bonus, employee recruitment and travel expenses.

Comparing the Interface segment's Fiscal 2015 first half to the same period of Fiscal 2014,

•	Net sales decreased 4.7 percent attributable to

•	a 21.2 percent sales decline in Asia due to lower radio remote control volume and the planned exit of a product line;

•	a 4.7 percent sales decrease in Europe as a result of lower radio remote control volume; and

•	a 3.2 percent sales decline in North America attributable to lower appliance volume partially offset by higher data solutions and radio remote control products sales.

•	Gross margins as a percentage of sales declined to 26.7 percent from 26.9 percent due primarily to lower appliance sales and data solutions products mix.

•	Income from operations declined 22.7 percent due to lower sales volumes, unfavorable sales mix and increased legal and compensation expenses.

Comparing the Power Products segment's Fiscal 2015 first half to the same period of Fiscal 2014,

•	Net sales improved 4.7 percent attributable to

•	a 17.7 percent sales increase in North America driven by higher datacom, cabling assemblies and busbar products volume; and

Methode Electronics, Inc. Reports Fiscal 2015 Second-Quarter Financial Results

•	a 12.5 percent sales improvement in Asia due to higher demand for datacom, busbar and cabling assemblies; partially offset by

•	a 50.0 percent sales decrease in Europe primarily as a result of lower volume of a bypass switch product.

•	Gross margins as a percentage of sales increased to 29.4 percent from 26.9 percent due to increased sales and favorable sales mix, as well as manufacturing efficiencies in North America in Asia.

•	Income from operations improved 19.4 percent due to increased sales, favorable sales mix, manufacturing efficiencies and lower development costs, partially offset by higher bonus expenses.

Guidance
Methode has reaffirmed Fiscal 2015 sales guidance in the range of $870 to $885 million, but has increased its guidance for Fiscal 2015 income from operations to a range of $114 to $120 million and earnings per share to a range of $2.20 to $2.30. The guidance ranges for Fiscal 2015 are based upon management's current expectations regarding a variety of factors and involve a number of risks and uncertainties, including the following significant factors considered by management in preparing this guidance:

•	the sales volumes and timing thereof for certain makes and models of automobiles, trucks and SUVs for Fiscal 2015;

•	effect of contractual price reductions in the Automotive segment in the second half of the year;

•	sales mix within the markets served;

•	lower appliance sale expectations in the second half of the year;

•	the uncertainty of the European economy;

•	increased development expense for the Company’s data and medical products;

•	the finished goods position of large customers;

•	impact of foreign exchange fluctuations;

•	the anticipated impact of, and costs associated with, litigation instituted against a former Hetronic distributor in Europe;

•	an effective tax rate in the mid 20 percent range, and no significant changes in tax valuation allowances;

•	compensation expense related to tandem cash awards;

•	no future unusual or one-time items;

•	$10 to $15 million of Automotive tooling sales; and

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Strong first-half sales in the Automotive and Power Products segments contributed to a significant improvement in gross margins, as well as income from operations growth of 71 percent. Our profitability was also positively impacted by factory efficiencies and vertical integration. Given these results, we have increased our overall profit outlook for the fiscal year.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed

Methode Electronics, Inc. Reports Fiscal 2015 Second-Quarter Financial Results

through the Company's Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the "Webcast" icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through January 11, 2015, by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 13596926. On the Internet, a replay will be available for 30 days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the "Webcast" icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, volume, quality and cost of new program launches; (5) ability to withstand price pressure; (6) dependence on our supply chain; (7) dependence on the availability and price of raw materials; (8) customary risks related to conducting global operations; (9) currency fluctuations; (10) income tax rate fluctuations; (11) fluctuations in our gross margins; (12) the recognition of goodwill impairment charges; (13) ability to keep pace with rapid technological changes; (14) location of a significant amount of cash outside of the U.S.; (15) ability to successfully benefit from acquisitions and divestitures; (16) ability to avoid design or manufacturing defects; (17) ability to protect our intellectual property; (18) ability to compete effectively; (19) ability to withstand business interruptions; (20) a breach of our information technology systems; and (21) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended		Six Months Ended
	November 1, 2014	October 26, 2013	November 1, 2014	October 26, 2013

Net sales	$229.7	$190.9	$447.8	$358.2

Cost of products sold	169.5	149.5	337.2	282.8

Gross profit	60.2	41.4	110.6	75.4

Selling and administrative expenses	25.4	19.7	47.6	38.5

Income from operations	34.8	21.7	63.0	36.9

Interest (income)/expense, net	(0.1)	0.1	(0.2)	0.2
Other expense, net	0.2	0.4	0.1	0.5

Income before income taxes	34.7	21.2	63.1	36.2

Income tax expense	8.7	1.4	15.7	2.7

Net income	26.0	19.8	47.4	33.5

Less: Net income attributable to noncontrolling interest	—	—	—	—
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$26.0	$19.8	$47.4	$33.5

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.67	$0.52	$1.23	$0.89
Diluted	$0.66	$0.51	$1.21	$0.87
Cash dividends:
Common stock	$0.09	$0.07	$0.18	$0.14
Weighted average number of Common Shares outstanding:
Basic	38,694,583	37,718,643	38,571,015	37,635,238
Diluted	39,516,436	38,486,370	39,038,647	38,348,040

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)

	As of	As of
	November 1, 2014	May 3, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$144.2	$116.4
Accounts receivable, net	172.4	173.0
Inventories:
Finished products	18.0	14.2
Work in process	13.7	12.0
Materials	43.7	45.4
	75.4	71.6
Deferred income taxes	6.0	8.7
Prepaid expenses and other current assets	14.8	12.0
TOTAL CURRENT ASSETS	412.8	381.7
PROPERTY, PLANT AND EQUIPMENT	320.0	323.6
Less allowances for depreciation	223.4	222.4
	96.6	101.2
GOODWILL	12.9	13.0
INTANGIBLE ASSETS, net	12.2	13.0
PRE-PRODUCTION COSTS	8.0	10.5
DEFERRED INCOME TAXES	30.8	40.0
OTHER ASSETS	20.2	16.1
	84.1	92.6
TOTAL ASSETS	$593.5	$575.5
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$82.4	$82.0
Other current liabilities	47.6	37.1
TOTAL CURRENT LIABILITIES	130.0	119.1
LONG-TERM DEBT	30.0	48.0
OTHER LIABILITIES	4.2	3.4
DEFERRED COMPENSATION	6.7	12.8
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 39,678,536 and 39,262,168 shares issued as of November 1, 2014 and May 3, 2014, respectively	19.8	19.6
Additional paid-in capital	95.7	89.8
Accumulated other comprehensive income	8.6	24.7
Treasury stock, 1,346,624 shares and 1,342,188 as of November 1, 2014 and May 3, 2014, respectively	(11.5)	(11.4)
Retained earnings	309.7	269.2
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	422.3	391.9
Noncontrolling interest	0.3	0.3
TOTAL EQUITY	422.6	392.2
TOTAL LIABILITIES AND EQUITY	$593.5	$575.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in millions)

	Six Months Ended
	November 1, 2014	October 26, 2013
OPERATING ACTIVITIES
Net income	$47.4	$33.5
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	11.2	10.5
Amortization of intangibles	0.8	0.9
Amortization of stock awards and stock options	2.2	1.9
Changes in operating assets and liabilities	1.6	(16.2)
Other	—	0.2
NET CASH PROVIDED BY OPERATING ACTIVITIES	63.2	30.8

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(10.8)	(16.5)
NET CASH USED IN INVESTING ACTIVITIES	(10.8)	(16.5)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	6.3	2.3
Cash dividends	(6.9)	(5.2)
Proceeds from borrowings	—	21.5
Repayment of borrowings	(18.0)	(13.5)
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES	(18.6)	5.1

Effect of foreign currency exchange rate changes on cash	(6.0)	2.6

INCREASE IN CASH AND CASH EQUIVALENTS	27.8	22.0
Cash and cash equivalents at beginning of period	116.4	65.8
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$144.2	$87.8